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                 [STANDARD COMMERCIAL CORPORATION LETTERHEAD]



NEWS RELEASE                                          For more information call
April 9, 2001                                    Keith H. Merrick, 252 291 5507



                     FISCAL 2001 EARNINGS ESTIMATE RAISED
                 PRELIMINARY EARNINGS ESTIMATE FOR FISCAL 2002

WILSON, NC   Standard Commercial Corporation (STW-NYSE) today announced it is raising its estimate of basic earnings per share, before extraordinary items, for its fiscal year ending March 31, 2001. The estimate is raised from $1.20 to $1.45 per share, pending final audit of the fiscal year results. The Company also issued its first guidance on earnings for fiscal 2002, saying it expects basic earnings per share to grow approximately 20% off the revised estimate for fiscal year 2001.

Robert E. Harrison, President and Chief Executive Officer, made the announcement, saying, "Fiscal year 2001 was completed as of the end of March and we now have sufficient information to comfortably raise the estimate again. Trading conditions in both tobacco and wool clearly improved over the course of the year. Improved demand and supply fundamentals in both business lines, combined with the progress we have made in cutting costs and improving asset turnover, have been the drivers for our steadily improving estimates. Our revised estimate of $1.45 per share represents an 81% increase over the prior year's results."

Releasing the Company's initial estimate of fiscal 2002 earnings, Harrison said, "The current outlook shows favorable supply/demand dynamics in both business lines in fiscal 2002 and combined with positive actions and investments that are strengthening our balance sheet and adding shareholder value, we estimate basic earnings per share, before extraordinary items, will increase by 20% over our revised fiscal 2001 results."

Harrison also responded to recent questions about the hoof and mouth disease crisis in Europe. "We have had a number of questions from investors asking us what impact the hoof and mouth crisis will have on our wool business. Although there has been heavy news media coverage of the widespread slaughter of sheep in Britian, the total kill is expected to be less than three percent of the UK shearing flock. While the disease and
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control measures are a hardship for the farmers involved and Europe's meat industry, the crisis did not materially affect our wool results for the year just ended, nor do we think it will have a major impact on wool profitability in fiscal 2002."

Readers are cautioned that these forward-looking statements are based upon management's current knowledge and assumptions, and actual results could be affected in a material way by many factors, including ones over which the Company has little or no control, e.g. unforeseen changes in shipping schedules; the balance between supply and demand; and market, economic, political and weather conditions. For more details regarding such factors, see the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of these forward-looking statements.

STANDARD COMMERCIAL is one of the world's largest leaf tobacco dealers and among the top international wool trading companies. It operates in virtually every tobacco and wool producing country and sells worldwide to tobacco manufactures and wool users.


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